PACIFIC NORTH WEST CAPITAL CORP.

2004 ANNUAL GENERAL MEETING

2004 Annual General Meeting Materials Attached:

Notice of Meeting

Information Circular

Proxy

Supplemental Mailing List Return Card

The 2004 Annual General Meeting of the shareholders of Pacific North West Capital Corp. is being held at 2303 West 41st Avenue, Vancouver, British Columbia, V6M 2A3, on Monday, August 23, 2004, at 10:00 a.m.

Pacific North West Capital Corp.

2303 West 41st  Avenue

Vancouver, British Columbia, V6M 2A3

Telephone: (604) 685-1870 and Facsimile: (604) 685-6550

PACIFIC NORTH WEST CAPITAL CORP.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Shareholders of Pacific North West Capital Corp. (the "Company") will be held at 2303 West 41st Avenue, Vancouver, British Columbia, V6M 2A3 on August 23, 2004 at 10:00 a.m. (Vancouver time) for the following purposes:

1.	To receive and consider the Annual Report prepared by the directors of the Company, the financial statements of the Company for the fiscal year ended April 30, 2004, and the auditors' report thereon.
2.	To re-appoint Staley, Okada & Partners, Chartered Accountants, as auditors for the ensuing year and to authorize the directors to fix their remuneration.
3.	To elect Directors for the ensuing year.
4.

To approve, by disinterested shareholders, the amendment to the Company's stock option plan (the 'Plan") to increase the maximum number of common shares of the Company which may be allocated for issuance pursuant to incentive stock options under the Plan to 6,324,200 shares, representing 20% of the issued and outstanding shares of the Company.

5.	To approve future private placements in excess of 25% of the Company's current issued and outstanding capital.
6.	To approve the potential issuance of nominal value performance shares.
7.

To approve, by disinterested shareholders, potential investments of the Company in certain reporting companies that are affiliated to the Company, being:  CanAlaska Ventures Ltd., Freegold Ventures Limited and El Nino Ventures Inc.

8.	To transact any other business which may properly come before the Meeting.

It is important that your shares be represented at this Meeting to ensure a quorum.  If you cannot be present to vote in person, please ensure that your proxy or, if a corporation, your representative, is appointed and present to vote on your behalf at the Meeting.  Instructions regarding the appointment of a proxy or representative are contained in the Information Circular.

DATED at Vancouver, British Columbia this 27th day of July, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

"Harry Barr"

Harry Barr

President

PACIFIC NORTH WEST CAPITAL CORP.

2303 West 41st Avenue

Vancouver, British Columbia  V6M 2A3

INFORMATION CIRCULAR

as at July 8, 2004 (except as indicated)

This information circular ("Information Circular") is provided in connection with the solicitation of proxies by the management of PACIFIC NORTH WEST CAPITAL CORP. (the 'Company") for use at the Annual General Meeting of the shareholders of the Company (the "Meeting") to be held on Monday, August 23, 2004, at the Company's Executive Office located at 2303 West 41st Avenue, Vancouver, British Columbia, at 10:00 a.m. (Vancouver time) and at any adjournments thereof for the purpose set forth in the enclosed Notice of Annual General Meeting ("Notice of Meeting").

The solicitation of proxies is intended to be primarily by mail but may also be made by telephone, telegraph or other electronic means of communication or in person by the directors and officers of the Company.  The cost of such solicitation will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

The individuals named in the accompanying form of proxy are directors and/or officers of the Company.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM OR HER AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.  Such a shareholder should notify the nominee of his or her appointment, obtain his or her consent to act as proxy and instruct him or her on how the shareholder's shares are to be voted.  In any case, the form of proxy should be dated and executed by the shareholder or his/her attorney authorized in writing, or if the shareholder is a company, under its corporate seal, or by an officer or attorney thereof duly authorized.

A proxy will not be valid for the Meeting or any adjournment thereof unless the completed, signed and dated form of proxy is delivered to the office of Computershare Trust Company of Canada, Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, fax number 416-263-9524 not later than 48 hours (excluding Saturdays, Sundays and holidays) before the commencement of the Meeting.

REVOCATION OF PROXIES

A proxy may be revoked at any time prior to the exercise thereof.  If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person.  In addition to revocation in any other manner permitted by law, a shareholder who has given a proxy may revoke it, any time before it is exercised, by instrument in writing executed by the shareholder or by his or her attorney authorized in writing and deposited with Computershare Trust Company of Canada, Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting.  Where a proxy has been revoked, the shareholder may personally attend at the Meeting and vote his or her shares as if no proxy had been given.

VOTING OF PROXIES

The persons named in the enclosed form of proxy have indicated their willingness to represent, as proxyholders, the shareholders who appoint them.  Each shareholder may instruct his or her proxyholder how to vote his or her shares by completing the blanks in the form of proxy.

Shares represented by properly executed proxy forms in favour of the persons designated on the enclosed proxy form will be voted or withheld from voting on any poll in accordance with instructions made on the proxy forms, and, if a shareholder specifies a choice as to any matters to be acted on, such shareholder's shares shall be voted accordingly.  In the absence of such instructions, the management designees, if named as proxy, will vote in favour of all matters set out thereon.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting.  At the time of printing this Information Circular, the management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

VOTING BY NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are "non-registered shareholders" because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares.  More particularly, a person is not a registered shareholder in respect of Shares which are held on behalf of that person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators  of self-administered RRSP's, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS") of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders.  Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed.  Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy.  In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to the offices of the Company as provided above; or

(b)

more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a

"proxy authorization form") which the Intermediary must follow.  Typically, the proxy authorization form will consist of one page pre-printed form.  Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions, which contains a removable label containing a bar code and other information.  In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Shares, which they beneficially own.  Should a Non-Registered Holder who receives one of the above forms wish to vote at the meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders and insert the Non-Registered Holder's name in the blank space provided.  In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form  is to be delivered.

RECORD DATE

The Company has set the close of business on July 8, 2004, as the record date (the "Record Date") for the Meeting.  Only the registered holders of shares, and those beneficial holders entitled to receive notice pursuant to NI 54-101 through their Intermediaries, as at that date, are entitled to receive notice of and to vote at the Meeting unless after that date a shareholder of record transfers his or her shares and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he or she owns such shares, requests at least 10 days prior to the Meeting that the transferee's name be included in the list of shareholders entitled to vote, in which case such transferee is entitled to vote such shares at the Meeting.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Management of the Company are soliciting proxies by issuance of the within circular.  As such, all Directors and Executive Officers, their present offices, and their shares beneficially owned in the Company, directly or indirectly are as follows:

Name	Office	Number of Shares
Harry Barr	Director, President and Chief Executive Officer	848,081(1)
Bernard Barlin	Director	3,500
Lindsay Bottomer	Director	Nil
Taryn Downing	Director and Secretary	22,324
Gordon Steblin	Director and Chief Financial Officer	Nil
Alexander Walcott	Director	Nil

(1)

Of the 848,081 shares owned by Harry Barr 222,600 shares are directly owned by Canadian Gravity Recovery Inc., a corporation wholly owned by Mr. Barr, 587,334 shares are owned by 293020 BC Ltd., a corporation wholly owned by Mr. Barr, and the remaining 38,147 shares are owned directly by Harry Barr.

Other than as specifically discussed in this Information Circular, no director or senior officer, past, present or nominated hereunder, or any associate or affiliate of such persons, or any person on behalf of whom this solicitation is made, has any interest, direct or indirect, in any matter to be acted upon at the

Meeting, except that such persons may be directly involved in the normal business of the Meeting or the general affairs of the Company, with the exception that certain directors and officers have been granted stock options.

VOTING RIGHTS AND PRINCIPAL HOLDERS OF SHARES

The holders of the Company's common shares of record at the Record Date are entitled to vote such shares at the Meeting on the basis of one vote for each common share held.  The Company is authorized to issue unlimited common shares without par value (the "shares") of which 31,621,004 shares are issued and outstanding as of the Record Date.

To the knowledge of the management of the Company, the following beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company:

Shareholder Name And Address	Number Of Shares Held(1)	Percentage Of Issued Shares
CDS & Company 25th Esplanade Box 1038, Station A Toronto, Ontario M5E 1W5	23,465,407	74.2%

(1)

The information as to the shares beneficially owned is not within the knowledge of the Company and accordingly it has been furnished by the respective shareholders (either directly or through public filings by such shareholders pursuant to applicable securities legislation) or has been extracted from the register of shareholders maintained by the registrar and transfer agent for the Company's shares.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for all years indicated in respect of the individuals who were, the Named Executive Officers, as of April 30, 2004, including the Chief Executive Officer and Chief Financial Officer of the Company.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position (a)	Year Ended (b)	Salary(1) ($) (c)	Bonus ($) (d)	Other Annual Compen-sation ($) (e)	Securities Under Options/ SARs Granted (#) (f)	Restricted Shares or Restricted Share Units ($) (g)	LTIP Payouts ($) (h)	All Other Compen-sation ($) (i)
Harry Barr President and CEO	2004 2003 2002	69,120 69,120 65,280	6,593 Nil Nil	Nil Nil Nil	53,334 125,000 Nil	106,666 Nil Nil	Nil Nil Nil	Nil Nil Nil
Gordon Steblin, CFO	2004 2003 (2)	43,930 25,600	6,593 Nil	Nil Nil	40,000 Nil	26,666 Nil	Nil Nil	Nil Nil

(1)

Fees paid through a service Company.

(2)

Gordon Steblin was appointed CFO October 1, 2002.

Long Term Incentive Plans - Awards in Most Recently Completed Financial Year

The Company currently has no Long-term Incentive Plan, which would provide compensation intended to motivate performance over a period greater than one financial year.  LTIP's do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale.

Options/SARs Granted to Named Executive Officers During the Most Recently Completed Financial Year

Details of options to purchase the Company's common shares granted to the Named Executive Officers during the financial year ended April 30, 2004 are set out in the following table:

Name (a)	Securities Under Option/SARS Granted (#) (b)	% of Total Options/SARS Granted to Employees in Financial Year (c)	Exercise or Base Price ($/Security) (d)	Market Value of Securities Underlying Options/SARS on the Date of Grant ($/Security) (e)	Expiration Date (f)
Harry Barr CEO	160,000	14.7%	$0.76	$0.76	Sept 10/08
Gordon Steblin CFO	40,000	3.7%	$0.76	$0.76	Sept 10/08

Aggregated Option/SAR Exercises During the Most Recently Completed Financial Year and Financial Year End Option/SARS Values

The table below sets out, on an aggregate basis, the number of common shares of the Company acquired through stock options by the Named Executive Officers under the Company's Stock Option Plan during the financial year ended April 30, 2004 and the number and value of unexercised options as at April 30, 2004.

Name (a)	Securities Acquired on Exercise (#) (b)	Aggregate Value Realized(1) ($) (c)	Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable (d)	Value of Unexercised in-the-Money Options/SARs at FY-End ($)(2) Exercisable/Unexercisable (e)
Harry Barr CEO	Nil	Nil	540,334/108,666	Nil
Gordon Steblin CFO	30,000	$13,500	124,334/26,666	Nil

(1)

Aggregate Value Realized is the difference between the market price of the Company's common shares on the date of exercise and the option exercise price, multiplied by the number of common shares acquired.

(2)

Value of Unexercised Options is equal to the difference between the closing price of the common shares of the Company on the TSX on April 30, 2004 of $0.60 and the exercise price of options outstanding, multiplied by the number of shares purchasable under such options.

Option and SAR Repricings

During the financial year ended April 30, 2004 no options to Named Executive Officers were repriced.

Defined Benefit or Actuarial Plan Disclosure

The Company does not have defined benefit or actuarial plans.

Termination of Employment, Change in Responsibilities and Employment Contracts

During the year ended April 30, 2004, Harry Barr received $75,713 for management services and Gordon Steblin received $50,523 for accounting services.

Composition of the Compensation Committee

The Compensation Committee is comprised of Harry Barr, Lindsay Bottomer and Bernard Barlin.  Mr. Barr is a "related" Director and Mr. Bottomer and Mr. Barlin are "unrelated" Directors.  The Compensation Committee periodically reviews the compensation paid to directors, management, and employees based on such factors as time commitment, comparative fees paid by other companies in the industry in North America and level of responsibility and the Company's current position as an exploration company with limited operating revenue.

Report on Executive Compensation

The Company's executive compensation program is administered by the Board of Directors and is designed to provide incentives for the enhancement of shareholder value.  The overall objectives are to attract and retain qualified executives critical to the success of the Company, to provide fair and competitive compensation, to align the interest of management with those of shareholders and to reward corporate and individual performance.  The compensation package has been structured so as to link shareholder return, measured by the change in the share price, with executive compensation through the use of stock options as the primary element of variable compensation.  The Company does not currently offer long-term incentive plans or pension plans to its senior officers.

The relative emphasis of the Company on cash compensation options, SAR's securities purchase programs, shares or units that are subject to restrictions on resale and other incentive plans is variable.  The Company's cash compensation to named executive officers tends to stay leveled and constant, while any options, SAR's security purchase programs are left to the discretion of the Board of Directors and therefore may fluctuate from year to year.

The Company takes into consideration the issuance of options, SAR's, shares and units the grants made in previous years and the number that remain outstanding along with the amount of options remaining issuable under the Company's Stock Option Plan.

The Company bases the compensation for the Company's executive officers on the years of service with the Company, responsibilities of each officer and their duties in that position.  The Company also bases compensation on the performance of each officer.  The Company believes that stock options can create a strong incentive to the performance of each officer and is intended to recognize extra contributions and achievements towards the goals of the Company.

The Company's Board of Directors, while determining cash compensation to the Chief Executive Officer takes into consideration the extensive experience in the mining industry, responsibilities and duties as CEO, as well as personal risks and contributions to the Company's success.  The CEO has a base cash compensation which the Company feels is competitive to similar companies in North America; however no formal survey was completed by the Compensation Committee or the Board of Directors.

Compensation of Directors

The Directors of the Company do not receive compensation from the Company and/or its subsidiaries in their capacity as director except Lindsay Bottomer who received $1,740.

During the year ended April 30, 2004, the following directors were paid as follows:  A total of $75,713 was paid to a Company controlled by Harry Barr, President, Chief Executive Officer and Director of the Company for management services.  A total of $50,842 was paid to a Company controlled by Taryn Downing, a Director and Officer of the Company for Corporate Secretarial Services.  A total of $50,523 was paid to a Company controlled by Gordon Steblin, a Director and Chief Financial Officer of the Company for accounting services.  A total of $50,568 was paid to John Royall, a Director and Officer for engineering and consulting fees before his resignation in October 2003.

The following graph illustrates the Company's five year cumulative total shareholder return considering a $100 Investment - April 30, 1999 to April 30, 2004.

Price	Apr 30 - 99	Apr 30 - 00	Apr 30 - 01	Apr 30 - 02	Apr 30 - 03	Apr 30 - 04
PFN	100.00	517.07	192.11	145.11	85.84	122.63
TSX Composite Index	100.00	133.26	113.29	109.25	93.89	117.52

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers or employees of the Company or persons who were directors, executive officers or employees of the Company at any time during the Company's last completed financial year, none of the proposed nominees for election of directors of the Company and none of the associates or affiliates of such persons are or have been indebted to the Company (or its subsidiaries) at any time since the beginning of the last completed financial year ending April 30, 2004.  Furthermore, none of such persons were indebted to a third party during such period where their indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or its subsidiaries.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	3,358,500	0.68	509,928
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	3,358,500	N/A	509,928

INTEREST OF MANAGEMENT AND INSIDERS IN MATERIAL TRANSACTIONS

None of the insiders or proposed nominees for election as directors of the Company, nor any associate or affiliate of such person or company, has any material interest, direct or indirect, in any transaction since the commencement of the Company's last financial year, or in any proposed transaction, or in any transaction which has materially affected or would materially affect the Company or any of its subsidiaries, except as disclosed hereunder or elsewhere in this Information Circular.

Office Space

The Company has an office space lease agreement with a private company controlled by an officer and Director.  The lease is for a period of five years commencing July 1, 2000, with an annual basic rent of $32,760.

APPOINTMENT OF AUDITORS

Staley Okada & Partners, Chartered Accountants will be nominated at the Company's annual general meeting for re-election as the Company's auditors for the ensuing year.  Remuneration of Staley Okada & Partners is to be determined by the Company's Board of Directors.

MANAGEMENT CONTRACTS

No management functions of the reporting issuer or any subsidiary of the reporting issuer are to any substantial degree performed by a person other than the directors or senior officers of the reporting issuer or subsidiary, except as disclosed herein.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day to day management of the Company.  The Board is committed to sound corporate governance practices which are both in the interest of its shareholders and contribute to effective and efficient decision making.  The Company's general approach to corporate governance is summarized below.  The Board is currently reviewing the guidelines for improved corporate governance in Canada adopted by the TSX (the "Exchange Guidelines").  More detailed information regarding the Company's compliance with the fourteen (14) specific Exchange Guidelines is set out in Schedule "A" hereto.

The Board is currently composed of five directors.

The Exchange Guidelines suggest that the board of directors of every listed company should be constituted with a majority of individuals who qualify as "unrelated" directors.  An "unrelated" director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.  In addition, where a company has a significant shareholder, the Exchange Guidelines suggest that the board of directors should include a number of directors who do not have interests in either the Company or the significant shareholder.  Of the proposed nominees, three are considered by the Board to be "unrelated" within the meaning of the Exchange Guidelines.

Mandate of the Board of Directors

The mandate of the Board, as prescribed by the Business Corporations Act ( British Columbia ), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company's affairs directly and through its committees.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company's overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure the Company's proposed actions accord with shareholder objectives; reviewing succession planning; assessing management's performance against approved business plans and industry standards; reviewing and approving the reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders' equity interests through the optimum utilization of the Company's capital resources.

Meetings of the Board

The Board plans to meet at least quarterly to review, among other things, the performance of the Company.  Results are compared and measured against a previously established plan and performance in prior years.  The Board also holds a meeting each year to review and assess the Company's financial budget and business plan for the ensuing year and its overall strategic objectives.  This process establishes, among other things, benchmarks against which the Board may measure the performance of management.  Other meetings of the Board are called to deal with special matters as circumstances require.

Committee Responsibilities and Activities

Committees of the Board are an integral part of the Company's governance structure.  There are three standing committees (the "Committees"), established to devote the necessary expertise and resources to particular areas, and to enhance the quality of discussion at Board meetings.  The Committees facilitate effective Board decision making by providing recommendations to the Board on matters within their respective responsibilities.  The Board believes that the Committees assist in the effective functioning of the Board and that the composition of the Committees should ensure that the views of unrelated and independent directors are effectively represented.

A summary of the responsibilities and activities and the membership of each of the Committees is set out below:

Audit Committee

The Audit Committee is comprised of Lindsay Bottomer, Bernard Barlin, and Alexander Walcott who are financially literate in accordance with National Securities Legislation.

The Exchange Guidelines recommend that an audit committee be comprised only of outside directors.

The Audit Committee reviews and recommends to the Board for approval the annual financial statements and the annual report of the Company.  The quarterly financial statements of the Company are reviewed by the Audit Committee and the Board.  In addition, the Audit Committee is charged with the responsibility of monitoring the integrity of the Company's internal controls and management information systems.  For the purposes of performing these duties, the members of the Audit Committee have the right, at all times, to inspect all of the books and financial records of the Company and to discuss with management and the auditors of the Company any accounts, records and matters relating to the financial statements of the Company.

Additional information regarding the audit committee may be found in Item 16A of the Company's Form 20F dated July 27, 2004 filed on SEDAR at www.sedar.com.

Compensation Committee

The Compensation Committee is comprised of Harry Barr, Lindsay Bottomer and Bernard Barlin.  Mr. Barr is a "related" Director and Mr. Bottomer and Mr. Barlin are "unrelated" directors.  The Compensation Committee periodically reviews the compensation paid to directors, management, and employees based on such factors as time commitment, comparative fee paid by other companies in the industry in North America and level of responsibility and the Company's current position as an exploration company with limited operating revenue.

Corporate Governance Committee

The Corporate Governance Committee is responsible for reviewing matters relating to corporate governance and making recommendations to the Board with respect thereto.

This Committee meets at least once annually.  Currently, the members are Harry Barr, Lindsay Bottomer, and Bernard Barlin.

Nomination and Assessment

The Board determines new nominees to the Board, although a process has not been adopted.  The nominees are generally the result of recruitment efforts by the Board members, including both formal and informal discussions among Board members and the President and Chief Executive Officer.  The Board monitors but does not formally assess the performance of individual Board members or committee members or their contributions.

Expectations of Management

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company's business plan and to meet performance goals and objectives.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.

Annual Report and Financial Statements

The Board of Directors has approved all of the information in the Annual Report of the Company, including the audited financial statements for the year ended April 30, 2004.  A copy of the Annual Report, including the audited financial statements, is enclosed with this Information Circular.

2.

Appointment of Auditors

Shareholders of the Company will be asked to vote for the re-appointment of Staley, Okada & Partners, Chartered Accountants, of Surrey, British Columbia, as the Company's auditors, to hold office until the next Annual General Meeting of the shareholders, at a remuneration to be fixed by the directors.  Staley, Okada & Partners have been auditors of the Company since July 5, 2000.

3.

Election of Directors

The size of the Board of Directors is currently five.

It is proposed that the below-stated nominees be elected at the Meeting as directors of the Company for the ensuing year.  The persons designated in the enclosed form of proxy, unless instructed otherwise, intend to vote for the election of the nominees listed below to the Board of Directors.  Each Director elected will hold office until the close of the next Annual General Meeting, or until his successor is duly elected or appointed, unless his office is earlier vacated.

Management of the Company does not contemplate that any of the nominees will be unable to serve as a Director but, if that should occur for any reason prior to the Meeting, the persons designated in the enclosed form of proxy reserve the right to vote for other nominees in their discretion.

The following table sets out the names of management's nominees for election as directors, all offices in the Company each now holds, each nominee's principal occupation, business or employment, the period of time during which each has been a Director of the Company and the number of shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at July 8, 2004.

Name, Municipality of Residence and Position Held	Principal Occupation for the Past Five Years	Director of the Company Since	Shares Beneficially Owned or Controlled(1)
Harry Barr(3)(4) BC, Canada President, CEO, & Director	Chairman & COO of CanAlaska Ventures Ltd. (2004-present); President & CEO of CanAlaska Ventures Ltd. (1989-2004); Chairman, CEO and Director of Freegold Ventures Limited (1999-present); President, CEO and Director of Freegold Ventures Limited (1985-1999); Director of El Nino Ventures Inc. (1999-present).	1996	848,081(6)
Bernard Barlin(2)(3)(4)(5) Hampshire, UK Director	Director of CanAlaska Ventures Ltd. (1989-present); and Director of Freegold Ventures Ltd. (1985-present).	2000	3,500
Lindsay Bottomer(2)(3)(4)(5) BC, Canada Director	President and CEO of Southern Rio Resources Ltd. (2001-present); Vice-President, Exploration of IMA Exploration Inc. (1999-2001); Vice-President, Exploration of Freegold Ventures Limited and CanAlaska Ventures Ltd. (1998-1998).	1998	Nil
Gordon Steblin BC, Canada Chief Financial Officer & Director	Chief Financial Officer of Freegold Ventures Limited (2002-present); CanAlaska Ventures Ltd. (2002-present); and El Nino Ventures Inc. (2002-present). Accountant of Freegold Ventures Limited (1994-2002); CanAlaska Ventures Ltd. (1994-2002); Pacific North West Capital Corp. (1996-2002); and El Nino Ventures Inc. (1999-2002).	2003	Nil
Alexander Walcott(2)(5) BC, Canada Director	Geophysical consultant for mineral exploration.	2004	Nil

Notes:

(1)

The information has been furnished by the respective directors.

(2)

Denotes member of the Audit Committee.

(3)

Denotes member of the Compensation Committee

(4)

Denotes member of the Corporate Governance Committee

(5)

Unrelated director

(6)

Of the 848,081 shares owned by Harry Barr 222,600 shares are directly owned by Canadian Gravity Recovery Inc., a corporation wholly owned by Mr. Barr, 587,334 shares are owned by 293020 BC Ltd., a corporation wholly owned by Mr. Barr, and the remaining 38,147 shares are owned directly by Harry Barr.

Harry Barr and Bernard Barlin are also directors of CanAlaska Ventures Ltd. and as members of the Board of Directors of such company, one of them will be empowered to vote the shares of CanAlaska Ventures Ltd.

Harry Barr and Bernard Barlin are also directors of Freegold Ventures Limited and as members of the Board of Directors of such company, one of them will be empowered to vote the shares of Freegold Ventures Limited.

4.

Amendment to Stock Option Plan

Disinterested shareholders of the Company (being those shareholders who are not Insiders of the Company as that term is defined under the policies of the TSX) will be asked to approve, by simple majority of the disinterested shareholders, the amendment to the Company's Stock Option Plan (the "Plan") to increase the maximum number of shares of the Company which may be allocated for issuance pursuant to incentive stock options under the Plan from 4,467,762 to 6,324,200 shares.  Upon receipt of disinterested shareholder approval to this amendment, the Company will seek approval to same from the TSX.  Both shareholder approval and TSX approval are required before the amendment to the Plan may be implemented.

Purpose of Resolution

The Plan currently provides that the aggregate number of shares of the Company that may be issued under the Plan shall not exceed 4,467,762 shares.  As of the Record Date 3,358,500 shares issuable under the Plan have been issued or reserved for issuance as follows:

Shares issued upon exercise of incentive stock options

-

599,334

Shares reserved for issuance pursuant to unexercised

-

3,358,500

incentive stock options

Unallocated shares available for future grants of

509,928

incentive stock options

TOTAL:

4,467,762

The Company believes that awards under the Plan are an effective means of rewarding corporate and individual performance.  To provide the Company with the continued flexibility of granting such awards under the Plan, the Company is seeking approval from disinterested shareholders at the Meeting to increase the number of shares of the Company issuable under the Plan to a maximum of 6,324,200 shares.

The text of the resolution which is proposed for approval is as follows:

"RESOLVED, BY DISINTERESTED SHAREHOLDER APPROVAL, THAT:

1.

the amendment to the Plan to increase the maximum number of common shares of the Company which may be allocated for issuance pursuant to incentive stock options under the Plan to 6,324,200 shares, is hereby consented to and approved; and

2.

the Board of Directors of the Company is hereby authorized to implement the Plan, as amended."

5.

Advance Approval of Private Placements

Management of the Company consider it to be in the best interests of the Company to retain flexibility by facilitating the raising of working capital by way of private placements.  The Board authorized the Company to enter into one or more private placement transactions during the 12 month period following this Meeting where the aggregate number of shares which may be issued or made subject to issuance exceeds 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transaction, provided that the number of shares issued and made subject to issuance not exceed the number of issued and outstanding shares as at July 8, 2004, subject to regulatory and shareholder approval.

Under the rules of the TSX, the aggregate number of shares of a listed company which may be issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period must not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transactions (the "TSX 25% Rule").  The application of the TSX 25% Rule may, therefore, restrict the availability to the Company of funds which it may wish to raise in the future by private placement of its securities.

The TSX has a working practice that it will accept advance approval by the shareholders in anticipation of private placements that may exceed the TSX 25% Rule, provided such private placements are completed within 12 months of the date of such advance shareholder approval is given.

The Company's issued and outstanding share capital at July 8, 2004 was 31,621,004 shares.  The Company proposes that the maximum number of shares which would be subject to issue under one or more private placements in the 12-month period would not exceed the number of issued and outstanding shares as at July 8, 2004.

Any private placement proceeded with by the Company under the advance approval being sought at the Meeting will be subject to the following additional restrictions:

  it must be substantially with parties at arm's length to the Company;

  it cannot materially affect control of the Company;

  it must be completed within a 12-month period following the date the advance shareholder approval is given; and

  it must comply with the private placement pricing rules of the TSX, which currently require that the price per security must not be lower then the closing market price of the securities on the TSX on the trading day prior to the date notice of the private placement is given to the TSX (the "Market Price") less the applicable discount, as follows:

Market Price

Maximum Discount

$0.50 or less

25%

$0.51 to $2.00

20%

Above $2.00

15%

In any event, the TSX retains the discretion to decide whether or not a particular placement is "substantially" at arm's length to the Company or will have an affect or control of the Company in which case, specific shareholder approval may be required.

It is possible that the Company may need to enter into one or more private placements in the next 12 months that will make issuable such number of its treasury shares, taking into account any shares that may be issued upon exercise of any warrants or options granted in connection with the private placements, that will exceed the TSX 25% Rule.  Shareholders will be asked at the Meeting to consider and, if thought appropriate, to pass, with or without variation, the resolution set forth authorizing the Company to enter into one or more private placement transactions during the 12 month period following this Meeting where the aggregate number of shares which may be issued or made subject to issuance (i.e. share issuable pursuant to a security that is convertible into, exchangeable for or carries the right to purchase shares) exceeds 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such transaction, provided that the number of shares issued and made subject to issuance not exceed the number of issued and outstanding shares as at the date of this Circular (being 31,621,004 shares) and subject to the additional restrictions specified above.  To be effective, this resolution must be passed by at least a majority of the votes cast by shareholders who vote in person or by proxy with respect to this resolution.  Proxies received in favour of management will be voted in favour of the resolution, unless the shareholder has specified in the proxy that his or her shares are to be voted against such resolution.

The directors of the Company believe the passing of this resolution is in the best interests of the Company and recommend that shareholders vote in favour of this resolution.  If this resolution is not passed, the TSX will not approve any private placements which result in the issuance or possible issuance of a number of shares which exceeds the TSX 25% Rule, without specific shareholder approval.  Such restriction could impede the Company's timely access to required funds.

The text of the resolution which is proposed for approval is as follows:

"BE IT RESOLVED THAT:

1.

Subject to regulatory approval, the Company is hereby authorized to issue, and to execute agreements to issue, up to 31,621,004 additional common shares of the Company by way of private placements during the period ending at the next annual general meeting of shareholders;

2.

The subscription price of the shares issued under such private placements shall be established in accordance with provisions of the securities laws in Canada and the rules and policies of the TSX; and

3.

Any one director or senior officer of the Company be authorized to sign all documents or perform all actions deemed necessary in order to obtain from regulatory authorities and the TSX the required authorization to proceed with such private placements, and to sign and execute any document or perform any action to give effect to the present resolution."

6.

Approval of Performance Shares

Subject to regulatory approval and policies of the regulators and exchanges at the time, the Company requests the approval of the shareholders to permit the Company to issue up to 1,581,050 nominal value performance shares, which sum is equal to 5% of the Company's current issued and outstanding shares as at the Record Date (being 31,621,004 shares), the issuance of which performance shares shall be, at the discretion of the Board, to such arm's length parties as the Board considers desirable to attract to the company for such purposes as particular expertise, management experience, operations experience, financial capacity, industry profile and other such characteristics in the discretion of the Board.

At the Company's 2003 Annual General Meeting, shareholders approved the issuance of up to 1,116,940 common shares for performance shares.  To date 100,000 of those performance shares have been issued.  If the shareholders approve the additional 1,581,050 performance shares, the Company will have authorization to issue up to a total of 2,697,990 shares as performance shares, which sum represents 8.5% of the Company's issued and outstanding shares.

The text of the resolution which is proposed for approval is as follows:

"BE IT RESOLVED THAT:

1.

Subject to regulatory approval, the Company is hereby authorized to issue, and to execute agreements to issue, up to 1,581,050 additional common shares of the Company as nominal value performance shares of the Company, the issuance of which performance shares shall be, at the discretion of the Board, to such arm's length parties as the Board considers desirable to attract to the Company for such purposes as particular expertise, management experience, operations experience, financial capacity, industry profile and other such characteristics in the discretion of the Board;

2.

The subscription price of the nominal value performance shares shall be established by the Board in accordance with provisions of the securities laws in Canada and the rules and policies of the TSX; and

3.

Any one director or senior officer of the Company be authorized to sign all documents or perform all actions deemed necessary in order to obtain from regulatory authorities and the TSX the required authorization to proceed with such issuances of nominal value performance shares, and to sign and execute any document or perform any action to give effect to the present resolution."

7.

Potential Investments by the Company in Affiliated Companies

The Company from time to time in the past has invested funds in CanAlaska Ventures Ltd., Freegold Ventures Limited and El Nino Ventures Inc., reporting companies which are affiliated with the Company by virtue of these companies each having common directors with the Company, common shareholders with the Company and existing inter-corporate investments with the Company.

The Company may wish to undertake one or more investments in any of these three companies during the ensuing year and accordingly the Company will seek shareholder approval, by a simple majority of disinterested shareholders (being those shareholders who are not directors, senior officers or holders of 10% or more of the outstanding shares of any of CanAlaska Ventures Ltd., Freegold Ventures Limited, or El Nino Ventures Inc.), to permit the Company to invest in any of these three companies so long as such investment, in management's opinion, is in the best interests of the Company and so long as the Company maintains sufficient working capital and project capital for ongoing operations.

Any such transaction will be subject to the prior approval of the TSX which may include specific shareholder approval of the transaction contemplated.

The text of the resolution which is proposed for approval is as follows:

"RESOLVED, BY DISINTERESTED SHAREHOLDER APPROVAL, THAT:

1.

Subject to TSX approval the Company be permitted to invest in any of CanAlaska Ventures Ltd., Freegold Ventures Limited, or El Nino Ventures Inc. so long as such investment, in management's opinion, is in the best interests of the Company and so long as the Company maintains sufficient working capital and project capital for ongoing operations; and

2.

Any one director or senior officer of the Company be authorized to sign all documents or perform all actions deemed necessary in order to obtain from regulatory authorities and the TSX the required authorization to proceed with any such investment, and to sign and execute any document or perform any action to give effect to the present resolution."

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

The Company will consider and transact such other business as may properly come before the meeting or any adjournment.  The management of the Company know of no other matters to come before the meeting other than those referred to in the notice of meeting.  Should any other matters properly come before the meeting the share represented by the proxy solicited hereby will be voted on such matter in accordance with the best judgement of the persons voting by proxy.

ADDITIONAL INFORMATION

Additional information relating to the Company is available concerning the Company and its operations on SEDAR at www.sedar.com.  Financial information concerning the Company is provided in its comparative financial statements and management's discussion and analysis for the Company's most recently completed financial year.  Copies of this information are available either on SEDAR or by contacting the Company at its offices located at 2303 West 41st Avenue, Vancouver, British Columbia V6M 2A3; phone 604-685-1870; fax 604-685-6550.

BOARD APPROVAL

The contents of this Information Circular have been approved and its mailing has been authorized by the Board of Directors of the Company.

OTHER BUSINESS

Management of the Company is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of the Meeting.  However, if any other matter properly comes before the Meeting, the accompanying form of proxy confers discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters that properly may come before the Meeting.

Dated this 27th day of July, 2004.

ON BEHALF OF THE BOARD OF DIRECTORS

"Harry Barr"

Harry Barr

President

Schedule "A" to the Information Circular

of Pacific North West Capital Corp.

TSX Corporate Governance Committee Guidelines	Comments
1. The Board should explicitly assume responsibility for stewardship of the Company Specifically, the board should assume responsibility for:

  The Board has assumed responsibility for the stewardship of the Company by overseeing the management and operations of the business of the Company and supervising management, which is responsible for the day-to-day conduct of the business.

  The above complies with the TSX Guidelines.

(a) adoption of a strategic planning process

  The Board has assumed responsibility for ensuring there are long-term goals and strategies in place for the Company, such goals and strategies are prepared by management and reviewed with the Board on an annual basis and are a component of the Board's annual agenda.

  The Board, as a whole, participates in discussions on corporate strategy and, if appropriate, approves the strategies and implementation plans recommended by management.

  In addition, the Board provides periodic guidance throughout the year in the development of corporate strategies based on the strategic plan and annual business plans.

  The above complies with the TSX Guidelines.

(b) identification of principal risks and implementation of appropriate risk-management systems.

  The Board, in conjunction with management, determines the principal risks associated with the Company's business based on the knowledge of the industry, the regulatory and competitive environment within which the Company operates, and general economic conditions.

  The above complies with the TSX Guidelines.

(c) communications policy

  The Board has implemented appropriate systems to ensure complete, timely and effective communications between the Company, its shareholders, the public regulatory agencies.

  The above complies with the TSX Guidelines.

(d) integrity of internal control and management information systems

  The Audit Committee reviews and approves methods relating to financial controls and oversees the financial reporting process in accordance with Canadian generally accepted accounting principles.

  The above complies with the TSX Guidelines.

2. Majority of directors are "unrelated"

  An "unrelated" director under the Guidelines is a director who is independent from management and is free from any interest and any business or other relationship which could materially interfere with his or her ability to act in the best interests of the Company other than interests arising from shareholding.  Where a company has a significant shareholder, in addition to a majority of "unrelated" directors, the Board  should include a number of directors who do not have interests or relationships with either the Company or the significant shareholder.

  The Company has two directors who are "related" directors and three directors who are "unrelated".

  The above complies with the TSX Guidelines.

3. Disclose whether each director is "unrelated"	Harry Barr and Gordon Steblin are related due to holding a management position. Lindsay Bottomer, Bernard Barlin, and Alexander Walcott are unrelated. The above complies with the TSX Guidelines.
4. Appoint a committee responsible for appointment/assessment of directors, composed of a majority of unrelated directors.

  The Company does not at this time have a specific committee responsible for the appointment or assessment of directors.  These functions are addressed by the Board as a whole as necessary.

  This period in PFN's development does not warrant the foregoing, therefore this does not comply with the TSX Guidelines.

5. Implement a process for assessing the effectiveness of the Board, its committees and individual directors.

  The Company does not have at this time a specific process established for assessing the effectiveness of its directors.

  This period in PFN's development does not warrant the foregoing, therefore this does not comply with the TSX Guidelines.

6. Provide orientation and education programmes for new directors.

  The Board is composed of experienced corporate directors.

  Directors are encouraged to avail themselves to opportunities to attend courses and presentations on topics related to the Company's business.

  The above complies with the TSX Guidelines.

7. Consider reducing the size of the board, with a view to improve effectiveness

  Upon consideration of reduction of the size of the board, the board has decided that the current size of the Board provides for effective meetings and communications while maintaining a diversity of views and appropriately representing shareholders' interests.

  The above complies with the TSX Guidelines.

8. Review compensation of directors in light of risks and responsibilities

  The Board and the Compensation Committee periodically review the compensation and benefits of the directors.  In this regard, time commitments, compensation by other similar organizations and the responsibilities of directors in general are considered factors.

  The Company intends to also ensure that directors' compensation aligns the Board with the interests of shareholders, through the promotion of increased share ownership and performance-based long-term incentive compensation.

  The above complies with the TSX Guidelines.

9. Committees should generally be composed of non-management directors and the majority of committee members should be unrelated.

  The Company intends to review the composition of its committees to arrange for every committee to consist of a least a majority of "unrelated" directors".

  The Company's committees consist of a majority of unrelated directors while one director of each committee is a management director.  Mr. Barr, a management director, is also a member of the Company's committees and accordingly the Company does not comply with the TSX Guidelines on this issue.  The Board feels that Mr. Barr's business and public company expertise together with his extensive knowledge about the stage of development of the Company and its properties, outweighs the recommendation for all committee members to be non-management directors.  It is the Board's opinion that that Mr. Barr's presence is required on the committees in order for them to knowledgably and expeditiously address the issues that arise in relation to the Company.

10. Appoint a committee responsible for determining the Company's approach to corporate governance issues.	The Board has established a Corporate Governance Committee to be responsible for governance issues. The above complies with the TSX Guidelines.
11. Define limits to management's responsibilities by developing mandates for: (a) the Board (b) the executive officer

  The Board has a broad responsibility for supervising the management of the business and affairs of the Company.  The Board has a framework for delegation of responsibilities from the Board to executive management.

  There are terms of reference for the President, who serves as the chief executive officer.  As well, his annual performance objectives, which are reviewed and approved by the Board, will constitute his mandate and further define the responsibilities of management.

  The Board reviews the performance of the President against such annual objectives.

  The above complies with the TSX Guidelines.

12. Establish procedures to enable the Board to function independently of management.

  The Board holds sessions without management present at Board meetings where appropriate.

  Each of the Committees has specific authority to retain external advisors, as appropriate (at the expense of the Company).

  Members of the Board can request at any time a meeting restricted to outside members of the Board for the purpose of discussing matters independently of management.

  The above complies with the TSX Guidelines.

13.

Establish an Audit Committee with a specifically defined mandate, with all members being unrelated directors and the Board should adopt a charter for the audit committee which sets out the specific roles and responsibilities.

  The Audit Committee is composed of a majority of unrelated directors, and is responsible for reviewing audit functions and the preparation of financial statements, and reviewing and recommending for approval to the Board all public disclosure information such as financial statements, quarterly reports, financial news releases, annual information forms, management's discussion and analysis and prospectuses.

  The specific roles and responsibilities of the Audit Committee and the members thereof are understood by the Audit Committee members and the Board.  A formal charter is under consideration and will be adopted prior to the Annual General Meeting.

  The Audit Committee ensures that management has effective internal control systems and an appropriate relationship with the external auditors and meets regularly with them, without management present.

  The above complies with the TSX Guidelines.

14. Implement a system to enable individual directors to engage outside advisors, at the Company's expense.

  In addition to the authority of committees to retain external advisors in connection with their responsibilities, individual directors may engage outside advisors at any time (at the expense of the Company)  to provide advice with respect to a corporate decision or action.

   The above complies with the TSX Guidelines.